SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2006

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28213 Van Dyke Avenue, Warren, MI 48093

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (586) 751-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 4, 2006, the Board of Directors of Noble International Ltd (the “Company”) approved and adopted the Noble International. Ltd. Executive Stock Appreciation Rights Plan (the “Plan”) effective as of March 1, 2006. The following summary of the Plan is qualified in its entirety by the terms of the Plan, a copy of which is incorporated herein by reference as Exhibit 99.1.

The purpose of the Plan is to provide incentives for business performance, reward contributions towards goals consistent with the Company’s business strategy and enable the Company to attract and retain highly qualified, motivated and experienced employees. The Plan provides for the grant of cash awards based upon the increase in the value of the Company’s common stock from the date of grant through the date of exercise. 750,000 units are authorized under the Plan.

The Plan will be administrated by the Compensation Committee of the Board of Directors, which has the discretion to determine eligibility and criteria for awards and vesting. The Compensation Committee may amend or terminate the Plan, subject to approval of the Board of Directors. Unless sooner terminated by the Compensation Committee, the Plan will remain in effect until all awards have been paid or forfeited.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Noble International, Ltd. Executive Stock Appreciation Rights Plan.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(Registrant)

Date: April 4, 2006	By:	/s/ Michael C. Azar
Michael C. Azar
Secretary and General Counsel

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